                                                                 EXHIBIT (a)(1)

                               -----------------

 OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS HELD BY ELIGIBLE EMPLOYEES FOR
                                  NEW OPTIONS
                           (THE "OFFER TO EXCHANGE")

                               -----------------


   This document constitutes part of a prospectus relating to the InfoSpace, Inc. and Saraide Inc. 2000 Stock Plan, Go2Net, Inc. 2000 Stock Option Plan, Go2Net, Inc. 1996 Stock Option Plan, Silicon Investor, Inc. 1996 Stock Plan, WEB21 Stock Option Plan, Authorize.Net Corporation 1999 Stock Incentive Plan, IQC Corporation Option to Purchase Common Stock, SaveSmart, Inc. 1997 Equity Incentive Plan, Saraide.com Inc. 1998 Equity Incentive Plan, INEX Corporation Share Option Plan and InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan covering securities that have been registered under the Securities Act of 1933, as amended.

                               January 15, 2002

                                InfoSpace, Inc.

    Offer to Exchange Certain Outstanding, Unexercised Options to Purchase InfoSpace Common Stock Held by Eligible Employees for a New Option to be
 Granted under the InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan
                                 (the "Offer")

  The offer and withdrawal rights of this Offer to Exchange expire at 9 p.m., Pacific Time, on February 15, 2002, unless the Offer is extended.

   Should you decide to tender your options or withdraw your tendered options, we must receive, before 9 p.m., Pacific Time, on February 15, 2002 (or such later date and time to which we may extend the expiration of the Offer), a properly completed and executed Election Form, and any other documents required by the Election Form or, as the case may be, a Notice to Change Election from Accept to Reject. These documents must be received by fax (fax # (425) 201-6185), hand delivery or mail to InfoSpace, Inc., Attn: Brent Satterlee, 601 108th Avenue NE, Suite 1200, Bellevue, WA 98004. This is a one-time offer, and we plan to strictly enforce the tender offer period and the cut-off time for the Offer of 9 p.m., Pacific Time, on February 15, 2002.

   InfoSpace, Inc. is offering Eligible Employees the opportunity to exchange Eligible Options granted under the InfoSpace, Inc. and Saraide Inc. 2000 Stock Plan, Go2Net, Inc. 2000 Stock Option Plan, Go2Net, Inc. 1996 Stock Option Plan, Silicon Investor, Inc. 1996 Stock Plan, WEB21 Stock Option Plan, Authorize.Net Corporation 1999 Stock Incentive Plan, IQC Corporation Option to Purchase Common Stock, SaveSmart, Inc. 1997 Equity Incentive Plan, Saraide.com Inc. 1998 Equity Incentive Plan, INEX Corporation Share Option Plan and InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan for new options which we will grant under the InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan. "Eligible Options" are outstanding unexercised options (whether or not vested) with a per share exercise price of $10.00 or more. An "Eligible Employee" refers to all employees who:

      (i) are full-time (40 hours or more per week) U.S. based employees of InfoSpace or a U.S. subsidiary of InfoSpace working in the U.S. and paid through U.S. payroll,

      (ii) were hired on or before August 1, 2001, and

      (iii) are employed from the date of the Offer through the date that the new options are granted.

   Persons who may not participate in the Offer, even if they may otherwise qualify as an Eligible Employee, include members of our board of directors,
Section 16 officers of InfoSpace (officers who have been deemed "insiders" of InfoSpace), consultants and contractors, and employees who have received an option grant with an exercise price per share of less than $10.00 during the six month period prior to the date that the Offer commences. We are making the Offer upon the terms and conditions described in this Offer to Exchange, the related memorandum from Naveen Jain, Chairman and Chief Executive Officer, dated January 15, 2002, your exchange offer summary statement which you will receive by January 17, 2002, the Election Form and the Notice to Change Election from Accept to Reject, which together, as they may be amended from time to time, constitute the Offer.

   If you meet the eligibility requirements and choose to participate in the Offer, and subject to the terms of this Offer, we will grant you (1) a new option to purchase one share of common stock for every ten shares of common stock underlying your Eligible Options, and (2) at the discretion of our board of directors, a new option to purchase a number of shares of our common stock which has been determined in accordance with our compensation policies and practices. The grant of the compensatory option set forth in (2) will not necessarily be received by all participating Eligible Employees and, to the extent applicable, it will vary by Eligible Employee. The number of shares underlying your compensatory option, if any, will be disclosed to you in your exchange offer summary statement which will be delivered to you no later than January 17, 2002, which is twenty business days prior to the expiration of the Offer. If you choose to participate, you must tender all of your Eligible Options, including any unexercised vested and unvested Eligible Options. Partial tenders of Eligible Options will not be accepted.

   The Offer is currently scheduled to expire at 9 p.m., Pacific Time, on February 15, 2002, and we expect to cancel all tendered Eligible Options accepted by us on February 19, 2002, or as soon as possible thereafter. Subject to the terms and conditions of this Offer, we plan to grant the new options on the first business day that is six months and one day after the date we cancel the Eligible Options accepted for exchange (such date is referred to as the "date of grant").

   The Offer is not conditioned on a minimum number of options being tendered. Participation in the Offer is completely voluntary. The Offer is subject to conditions that we describe in Section 7 of this Offer to Exchange.

   In order to receive a new option pursuant to this Offer, you must continue to be an Eligible Employee as of the date on which the new options are granted, which will be the first business day that is six months and one day after the cancellation date. Once your Eligible Option is cancelled, it is gone forever. Accordingly, if your employment terminates for any reason prior to the grant of the new options, you will not have the benefit of either the cancelled Eligible Option or a new option.

   Any new option that you may receive in the Offer will be granted under the InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan. The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price of our common stock reported by the Nasdaq National Market for the date of grant. Each new option granted will be 25% vested on the date of grant and the remaining 75% of the option will vest in equal monthly installments over the three-year period beginning on the date that is one month after the date of the new option grant, subject to your continued active full-time (40 hours or more per week) employment by us through each such vesting date.

   Although our board of directors has approved the Offer, neither we nor our board of directors makes any recommendation as to whether you should tender or not tender your Eligible Options for exchange. You must evaluate the risks associated with the Offer and make your own decision whether or not to tender your Eligible Options.

   Shares of InfoSpace common stock are traded on the Nasdaq National Market under the symbol "INSP." On January 11, 2002, the closing price of our common stock reported on the Nasdaq National Market was $2.68 per share.

   As of January 11, 2002, the total number of shares underlying Eligible Options was 14,337,514. Assuming that all of the Eligible Options are tendered for exchange, we would issue new options to purchase up to 3,500,000 shares, approximately 1,500,000 of which relate to options to be issued in exchange for Eligible Options and approximately 2,000,000 of which relate to the compensatory options to be granted to some tendering Eligible Employees. The total shares underlying options which could be issued in the exchange would represent approximately 1% of our total shares outstanding following the issuance.

   We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options.

   This Offer has not been approved or disapproved by the Securities and Exchange Commission (the "SEC") or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of the information contained in this Offer. Any representation to the contrary is a criminal offense.

   You should direct general questions about the Offer or requests for additional copies of materials related to this Offer to:

                                    Brent Satterlee
                                    InfoSpace, Inc.
                                    601 108th Avenue NE, Suite 1200
                                    Bellevue, Washington 98004
                                    Telephone: (425) 709-8008
                                    Fax: (425) 201-6185
                                    Email: eo@infospace.com

                                   IMPORTANT

   If you wish to tender your Eligible Options for exchange, you must complete and sign the Election Form in accordance with its instructions, and fax, hand deliver or mail it and any other required documents to InfoSpace, Inc., Attn:
Brent Satterlee at fax number (425) 201-6185 on or before 9:00 p.m., Pacific Time, on February 15, 2002.

   We are not making the Offer to, and we will not accept any tender of Eligible Options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any tender of Eligible Options would not be in compliance with the laws of that jurisdiction. However, we may, at our sole discretion, take any actions necessary for us to make the Offer to option holders in any of these jurisdictions.

   We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your Eligible Options through the Offer. You should rely only on the information in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this document and in the related memorandum from Naveen Jain dated January 15, 2002, your exchange offer summary statement, the Election Form and the Notice to Change Election from Accept to Reject. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                               TABLE OF CONTENTS

                                                                                                   Page
SUMMARY TERM SHEET................................................................................   1

CERTAIN RISKS OF PARTICIPATING IN THE OFFER.......................................................   7

THE OFFER.........................................................................................  10

   1.  Eligibility................................................................................  10

   2.  Number of Options; Expiration Date.........................................................  10

   3.  Purpose of the Offer.......................................................................  12

   4.  Procedures for Tendering Options...........................................................  13

   5.  Withdrawal Rights and Change of Election...................................................  14

   6.  Acceptance of Options for Exchange and Issuance of New Options.............................  15

   7.  Conditions of the Offer....................................................................  15

   8.  Source and Amount of Consideration.........................................................  17

   9.  Effect of a Change of Control Prior to the Granting of New Options.........................  17

   10.  Terms of New Options......................................................................  17

   11.  Information Concerning InfoSpace..........................................................  20

   12.  Financial Information.....................................................................  20

   13.  Price Range of Shares Underlying the Options..............................................  23

   14.  Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.  24

   15.  Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer.......  24

   16.  Legal Matters; Regulatory Approvals.......................................................  24

   17.  Material U.S. Federal Income Tax Consequences.............................................  25

   18.  Extension of Offer; Termination; Amendment................................................  26

   19.  Fees and Expenses.........................................................................  27

   20.  Additional Information....................................................................  27

   21.  Miscellaneous.............................................................................  28

SCHEDULE A........................................................................................  30

                              SUMMARY TERM SHEET

   The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this Offer to Exchange, the accompanying memorandum from Naveen Jain dated January 15, 2002, your exchange offer summary statement which you will receive by January 17, 2002, the Election Form and the Notice to Change Election From Accept to Reject because the information in this summary is not complete and may not contain all of the information that is important to you. We have included page references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary.

Q1. What securities are you offering to exchange?

A1. We are offering to exchange all outstanding, unexercised options to purchase shares of InfoSpace common stock granted under the InfoSpace, Inc. and Saraide Inc. 2000 Stock Plan, Go2Net, Inc. 2000 Stock Option Plan, Go2Net, Inc. 1996 Stock Option Plan, Silicon Investor, Inc. 1996 Stock Plan, WEB21 Stock Option Plan, Authorize.Net Corporation 1999 Stock Incentive Plan, IQC Corporation Option to Purchase Common Stock, SaveSmart, Inc. 1997 Equity Incentive Plan, Saraide.com Inc. 1998 Equity Incentive Plan, INEX Corporation Share Option Plan and InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan (the "Eligible Stock Plans") that are held by Eligible Employees, as defined in the answer to question 2 below, and that have an exercise price per share equal to or greater than $10.00 per share (the "Eligible Options") for new options which we will grant under the InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan (the "1996 Plan"). (Page 10)

Q2.  Who is eligible to participate?

A2. Employees are eligible to participate ("Eligible Employees") if they hold
    Eligible Options, are full-time (40 hours or more per week), U.S. based employees of InfoSpace or a U.S. subsidiary of InfoSpace working in the U.S. and paid through the U.S. payroll as of the date the Offer commences, were hired on or before August 1, 2001 and remain employed as of the date on which the tendered options are cancelled. However, members of our board of directors, named Section 16 officers of InfoSpace (officers deemed by us to be "insiders" of InfoSpace), consultants and contractors, and employees who have received an option grant with an exercise price of less than $10.00 during the six month period prior to the date that the Offer commences are not eligible.

   To receive a new option, you must remain an Eligible Employee through the date the New Options are granted, which will be on the first business day that is six months and one day after the date the we cancel the tendered options. If InfoSpace does not extend the Offer, the New Options will be granted on August 20, 2002. (Page 10)

Q3. How does this exchange offer differ from the previous one which we withdrew in November, 2001?

A3. There are several significant differences, including the following:

    1. You are able to retain any options that you may have been granted in February 2001;

    2. You will receive new options for the options you turn in rather than restricted stock. These options will have a new exercise price that will equal the fair market value on the first trading day that is six months and a day from the cancellation date;

    3. The vesting schedule for these options will be 25% vested upon grant and then monthly over a three-year period thereafter; and

    4. The Offer is not conditioned on a minimum number of options being tendered.

Q4.  Why is InfoSpace making the Offer?

A4. We believe that granting stock options provides an opportunity to (1) align employee and stockholder interests, and (2) provide incentives for employees to achieve high levels of performance. We are committed to promoting employee ownership because it helps us to attract and retain the best and brightest employees. The Offer provides an opportunity for us to offer Eligible Employees a valuable incentive for their continued efforts and dedication to our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares (that is, these options are "underwater"). By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of the shares on the grant date, we intend to provide our Eligible Employees with the benefit of owning options that over time may have a greater potential to increase in value. (Page 12)

Q5.  What are the conditions of the Offer?

A5. The Offer is not conditioned on a minimum number of options being tendered.
    Participation in the Offer is completely voluntary. The conditions are described in Section 7 of this Offer. (Page 15)

Q6. Are there any eligibility requirements that I must satisfy after the expiration date of the Offer to receive the new options?

A6. To receive a grant of new options through the Offer and under the terms of the 1996 Plan you must be an Eligible Employee as of the date the new options are granted. (Page 11)

   As discussed below, subject to the terms of this Offer, we will grant the new options six months and one day after the date that we cancel the tendered options. If, for any reason, you do not remain an Eligible Employee through the date we grant the new options, you will not receive any new options or other compensation in exchange for your tendered options that have been accepted for exchange and cancelled. (Page 11)

Q7.  How many new options will I receive in exchange for my tendered options?

A7. Subject to the terms of this Offer, if you meet the eligibility requirements and choose to participate in the Offer, we will grant you (1) a new option to purchase one share of common stock for every ten shares of common stock underlying your Eligible Options (the "Exchange Option"), and
    (2) at the discretion of our board of directors, a new option to purchase a number of shares of our common stock which has been determined in accordance with our compensation policies and practices (the "Compensatory Option"). The Compensatory Option will not necessarily be received by all participating Eligible Employees and, to the extent applicable, it will vary by Eligible Employee. The number of shares underlying your Compensatory Option, if any, will be disclosed to you in your exchange offer summary statement which will be delivered to you no later than January 17, 2002, which is twenty business days prior to the expiration of the Offer. The form of the exchange offer summary statement has been filed as Exhibit (a)(3) to the Schedule TO filed with the Securities and Exchange Commission on January 15, 2002. We have reserved an aggregate of 1,500,000 shares for issuance under the Exchange Options and 2,000,000 shares for issuance under the Compensatory Options.

   The Exchange Option and the Compensatory Option (collectively, the "New Options") will be granted under the 1996 Plan unless prevented by law or applicable regulations. All New Options will be subject to a new option agreement between you and InfoSpace. (Page 11)

Q8.  When will I receive my New Options?

A8. Our board of directors intends to grant the New Options on the first business day that is six months and one day after the date on which we cancel all tendered options. If we cancel tendered options on February 19, 2002, which is the scheduled date for the cancellation of the options (the first business day following the expiration date), we expect that the New Options will be granted on August 20, 2002. (Page 15)

Q9.   Why won't I receive my New Options immediately after the expiration date of the Offer?

A9. If we were to grant the New Options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we could be subject to onerous accounting charges. We would be required for financial reporting purposes to treat the New Options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in our share price as a compensation expense for the New Options issued under this Offer. We would have to continue this variable accounting for these New Options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the New Options for six months and one day, we believe that we will not have to treat the New Options as variable awards. (Page 24)

Q10. If I tender options in the Offer, will I be eligible to receive other option grants before I receive my New Options?

A10. No. If we accept options that you tender in the Offer, you will not be granted any other options until the grant date for your New Options at the earliest. We will defer the grant to you of any other options for which you may otherwise be eligible in order to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the Offer. (See the answer to question 9 above.) (Page 15)

   In addition, besides the New Options to be granted in connection with the Offer, we do not anticipate any other broad-based or company-wide option grant programs in 2002 in connection with performance reviews or otherwise.

Q11. Will I be required to give up all my rights to the cancelled options?

A11. Yes. Once we have accepted your tendered options, those options will be cancelled and you will no longer have any rights under those options. We currently expect to accept all properly tendered options promptly following the expiration of the Offer which is scheduled for 9 p.m., Pacific Time, on February 15, 2002, unless we extend it. If, for any reason, you do not remain an Eligible Employee through the date we grant the New Options, you will not receive any New Options or other compensation in exchange for your tendered options that have been accepted for exchange and cancelled. (Page 11)

Q12. What will be the exercise price of the New Options?

A12. The exercise price per share of the New Options will be 100% of the fair market value of our common stock on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the date of grant. (Page 18)

   We cannot predict the exercise price of the New Options. Because the grant of New Options is intended to occur on the first business day that is six months and one day after the cancellation date, there is a risk that the New Options may have a higher exercise price than some or all of your current options. We recommend that you evaluate current market quotes for our shares, among other factors, before deciding whether or not to tender your options. (Page 23)

Q13. When will the New Options vest?

A13. The shares underlying the New Options will be 25% vested on the date of grant and the remaining 75% will vest ratably each month over the following three-year period beginning on the date that is one month after the date of the New Option grant, subject to your continued active full-time (40 hours or more per week) employment through each such vesting date and the terms and conditions of the 1996 Plan and your option agreement. (Page 18)

Q14. If I choose to tender an Eligible Option, do I have to tender all the shares covered by that Eligible Option, and do I have to tender my other Eligible Options?

A14. Yes. We are not accepting partial tenders of Eligible Options, and in order to participate in the Offer you must tender all of your Eligible Options. Accordingly, you must tender all of the unexercised shares covered by each of your Eligible Options. You may, of course, exercise any vested options that you hold prior to the time you tender your Eligible Options. (Page 11)

Q15. What if InfoSpace enters into a merger or other similar transaction?

A15. It is possible that, prior to the grant of the New Options, we might effect, or enter into an agreement providing that we will enter into, a merger or other similar transaction. If you tender your Eligible Options and they are accepted for exchange and cancelled, we will give you a Promise to Grant Stock Option that is a binding commitment, and we will require that any successor to our company be legally obligated by that commitment. (Page 17)

   You should be aware that these types of transactions could have substantial effects on our share price, including appreciation in the price of our shares. Depending on the structure of the transaction, tendering Eligible Employees might be deprived of any further price appreciation in the shares associated with the New Options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the New Options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the New Options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering Eligible Employees might receive New Options to purchase shares of a different issuer. (Page 17)

Q16. Are there circumstances where I would not be granted New Options?

A16. Yes. Even if we accept your tendered options, we will not grant New
     Options to you if we are prohibited by applicable law or regulations from doing so. Such a prohibition could result from changes in SEC rules, regulations or policies or Nasdaq National Market listing requirements. We will use reasonable efforts to avoid the prohibition, but if it is applicable throughout the period from the first business day that is six months and one day after the cancellation date, you will not be granted a New Option. We do not anticipate any such prohibitions and are referring to the possibility only in an abundance of caution. (Page 24)

   Also, if you are no longer an Eligible Employee on the date we grant New Options, you will not receive any New Options or any consideration on account of the cancelled options. (Page 10)

Q17. What happens to my options if I choose not to participate or if my tendered options are not accepted for exchange?

A17. Options that you choose not to tender for exchange or that we do not accept for exchange retain their current exercise price and current vesting schedule and remain outstanding until you exercise them or they terminate or expire by their terms. (Page 11)

   You should note that there is a risk that any incentive stock options ("ISOs") you hold may be affected, even if you do not participate in the exchange. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the Offer. We also believe that the Offer will not change the U.S. federal income tax treatment of subsequent grants and exercises of your ISOs (and sales of shares acquired upon exercise of such options) if you do not participate in the Offer. (Page
   25)

   However, the IRS may characterize the Offer as a "modification" of those ISOs for U.S. tax purposes, even if you decline to participate. Please read
   Section 17 of "The Offer" for more information. (Page 26)

Q18. Will I have to pay taxes if I exchange options in the Offer?

A18. If you exchange your Eligible Options for New Options, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. Further, at the grant date of the New Options, you will not be required under current law to recognize income for U.S. federal income tax purposes. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options through the Offer. (Page 25)

Q19. If my Eligible Options are ISOs, will my New Options be ISOs?

A19. No. All New Options granted pursuant to the Offer will be nonstatutory stock options even if the Eligible Options that you tendered were ISOs. The New Options will not be eligible for favorable tax treatment applicable to ISOs. (Page 25)

Q20. When does the Offer expire? Can the Offer be extended, and if so, how will I be notified if it is extended?

A20. The Offer expires on February 15, 2002, at 9 p.m., Pacific Time, unless we extend it. We may, in our sole discretion, extend the Offer at any time, but we cannot assure you that the Offer will be extended or, if extended, for how long. If the Offer is extended, we will make a public announcement of the extension no later than 6:00 a.m., Pacific Time, on the next business day following the previously scheduled expiration of the offer period. (Page 11)

Q21. When will my New Option(s) expire?

A21. Your New Option(s) will expire ten years from the date of grant, or earlier, in accordance with the 1996 Plan, if your employment with InfoSpace terminates. (Page 18)

Q22. How do I tender my Eligible Options?

A22. If you decide to tender your Eligible Options, we must receive, before 9 p.m., Pacific Time, on February 15, 2002 (or such later date and time as we may extend the expiration of the Offer), a properly completed and executed Election Form and any other documents required by the Election Form via fax (fax # (425) 201-6185), hand delivery or mail to InfoSpace, Inc., Attn: Brent Satterlee, 601 108th Avenue NE, Suite 1200, Bellevue, WA 98004. If we do not receive an Election Form from you by 9 p.m., Pacific Time, on the Expiration Date, you will be deemed to have rejected the Offer.

   This is a one-time offer, and we plan to strictly enforce the tender offer period and the cut-off time for the Offer of 9 p.m., Pacific Time, on February 15, 2002 (or such later date and time as we may extend the expiration of the Offer). We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept all properly tendered Eligible Options promptly after the expiration of the Offer. (Page
   13)

Q23. During what period of time may I withdraw previously tendered Eligible
     Options?

A23. You may withdraw your tendered Eligible Options at any time before the Offer expires at 9:00 p.m., Pacific Time, on February 15, 2002. If we extend the Offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended expiration of the Offer. To withdraw tendered Eligible Options, you must deliver to us via fax (fax #
     (425) 201-6185), hand delivery or mail to InfoSpace, Inc., Attn: Brent Satterlee, 601 108th Avenue NE, Suite 1200, Bellevue, WA 98004, a signed Notice to Change Election From Accept to Reject, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above prior to the expiration of the Offer. (Page 14)

Q24. Does InfoSpace and its board of directors recommend that I participate in the Offer?

A24. Although our board of directors has approved the Offer, neither we nor our board of directors makes any recommendation as to whether you should tender or not tender your options. You must make your own decision whether or not to tender options. (Page 13) We strongly urge you to read this Offer to Exchange, the related memorandum from Naveen Jain, dated January 15, 2002, your exchange offer summary statement which you will receive no later than January 17, 2002, the Election Form and the Notice to Change Election from Accept to Reject and understand the risks before making your decision. For a summary of the risks relating to the Offer, please see "Certain Risks of Participating in the Offer" beginning on page 7 of this Offer to Exchange. For questions regarding tax implications or other investment related questions, you should talk to your own legal counsel, accountant, financial and/or tax advisor.

Q25. Who can I talk to if I have questions about the Offer?

A25. For questions about the Offer, or to obtain copies of the documents constituting the Offer, you should send an email to Brent Satterlee at eo@infospace.com or call him at (425) 709-8008.

                                 CERTAIN RISKS
                         OF PARTICIPATING IN THE OFFER

   Participation in the Offer involves a number of potential risks, including those described below. This list and the risk factors, beginning on page 16 in InfoSpace's Annual Report on Form 10-K, filed on April 2, 2001, and on page 30 in InfoSpace's Quarterly Report on Form 10-Q, filed on November 9, 2001, highlight the material risks of participating in this Offer. Eligible participants should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the Offer. In addition, we strongly urge you to read the rest of this Offer to Exchange, along with the memorandum from Naveen Jain dated January 15, 2002, your exchange offer summary statement which you will receive no later than January 17, 2002, the Election Form and the Notice to Change Election from Accept to Reject, for a more detailed discussion of the risks which may apply to you, before deciding to participate in this Offer.

                                ECONOMIC RISKS

If your employment terminates for any reason prior to the grant of the new option, you will receive neither a new option nor the return of your cancelled option.

   Once your option is cancelled, you will no longer have any rights with respect to it. Accordingly, if your employment terminates for any reason prior to the grant of the new option, you will not have the benefit of either the cancelled option or the new option. The Offer is not a guarantee of employment for any period. Your employment with InfoSpace or one of its subsidiaries remains "at will" and may be terminated at any time by either you or InfoSpace (or one of its subsidiaries, as applicable), with or without cause or notice, subject to the provisions of applicable laws.

If our stock price increases after the date your tendered options are cancelled, your cancelled options might have been worth more than the new options that you will receive in exchange for them.

   We cannot predict the exercise price of new options. Because we will grant new options on the first business day that is six months and one day after the date we cancel the options tendered in the Offer, the new options may have a higher exercise price than some or all of your current options. For example, if you cancel options with a $10 exercise price, and InfoSpace's stock appreciates to $12 when the new option grants are made, your new option will have a higher exercise price than the cancelled option.

Participation in the Offer will make you ineligible to receive any new option grants until August 20, 2002 at the earliest.

   Employees are generally eligible to receive option grants at any time that the board of directors or Compensation Committee chooses to make them. However, if you participate in the Offer, you will not be eligible to receive the options issued to you in exchange for your tendered options until the first business day that is six months and one day after the date we cancel the options tendered in the Offer.

   Other than the new options, we do not anticipate any other broad-based or company-wide option grant programs in 2002 in connection with performance reviews or otherwise.

If we are prohibited by applicable law or regulations from granting new options, you will not receive either a new option or the return of your cancelled option.

   We will not grant new options to you if we are prohibited by applicable law or regulations from doing so. Such a prohibition could result from changes in SEC rules, regulations or policies or Nasdaq listing requirements.

We are unaware of such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited as of the date of grant we will not grant you any new options and you will not receive any other compensation for the options you tendered. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution.

You may lose the potential benefit of any vested options that you tender in this offer.

   The shares underlying your new options are scheduled to vest 25% upon grant and then in equal monthly installments over the following three-year period beginning on the date that is one month after the date of the new option grant. Accordingly, with a new vesting schedule you will lose the benefit of vesting that has already occurred with respect to your tendered options. You will generally forfeit any portion of shares underlying options that you receive in this offer that are not vested when your service with us terminates for any reason. In such case, your unvested options will expire and will not continue to vest in accordance with the Restated 1996 Flexible Stock Incentive Plan.

You may benefit from an increase in the trading price of our common stock to a lesser extent if you tender your options in this offer.

   If the trading price of our common stock increases after this offer, of which we can give you no assurance whatsoever, you may benefit to a lesser extent if you tender your options. If the trading price of our common stock increases above the exercise price of your tendered options, because of the higher number of shares under your current option, you may benefit more from holding your current options. We advise you to consult with your financial advisor regarding the potential benefits of holding your options at different trading prices of our common stock.

                     TAX-RELATED RISKS FOR U.S. RESIDENTS

Even if you elect not to participate in the option exchange program, your ISOs may be affected.

   We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the Offer. We also believe that the Offer will not change the U.S. federal income tax treatment of subsequent grants and exercises of your ISOs (and sales of shares acquired upon exercises of such options) if you do not participate in the Offer.

   However, the IRS may characterize the Offer as a "modification" of those ISOs, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of the ISOs that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings issued by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the same opinion would apply to their situation, even if the facts at issue are similar to those in the letter. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We, therefore, do not know if the IRS will assert the position that our offer constitutes a "modification" of ISOs that can be tendered. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your ISO shares prior to the lapse of the new extended holding period, your ISO could be taxed similarly to an NSO.

Your new option will be a nonstatutory stock option, whereas your cancelled option may have been an ISO.

   All new options will be nonstatutory stock options and not ISOs, regardless of whether the options you exchange are ISOs. The new options will not be eligible for favorable tax treatment applicable to ISOs. In general, nonstatutory stock options are less favorable to you from a tax perspective. For more detailed information, please read Section 17 of this Offer to Exchange. We advise you to consult with your financial advisor regarding the different tax treatments of ISOs and nonstatutory stock options.

                            BUSINESS-RELATED RISKS

   For a description of risks related to InfoSpace's business, please see
Section 21 of this Offer to Exchange.

                                   THE OFFER

1.  Eligibility

   You are an employee eligible to participate in the offer (an "Eligible Employee") if:

      (1) you are a full-time (40 hours or more per week) U.S. based employee of InfoSpace or a U.S. subsidiary of InfoSpace (the "U.S. subsidiaries") working in the U.S. and paid through U.S. payroll;

      (2) you were hired on or before August 1, 2001;

      (3) you are employed by InfoSpace or one of its U.S. subsidiaries on the date this Offer is made and remain employed as of the date the tendered options are accepted for exchange and the date the new stock options are granted; and

      (4) you hold one or more unexercised options to purchase InfoSpace common stock with an exercise price of $10.00 or more per share.

   You are not eligible to participate in the Offer if:

      (1) you are a non-U.S. based employee of InfoSpace or any of its subsidiaries;

      (2) you were hired after August 1, 2001;

      (3) you are employed by InfoSpace or one of its U.S. subsidiaries, but you are paid through payroll outside the U.S. or only work part-time;

      (4) you are a member of our board of directors;

      (5) you are a consultant or contractor;

      (6) you are a Section 16 officer (an officer of InfoSpace who is a deemed "insider");

      (7) you have received an option grant with an exercise price of less than $10.00 during the six month period prior to the date that the Offer commences; or

      (8) you are otherwise not an Eligible Employee as described above.

   If you meet the eligibility requirements, but you are on an approved leave of absence during the election period, you are still eligible to participate in the Offer. However, the vesting of your new option generally will be suspended during your leave of absence.

   In order to receive a new option, you must remain an Eligible Employee as of the date the new options are granted, which will be the first business day that is six months and one day after the date we cancel the options accepted for exchange. If, for any reason, you do not remain an Eligible Employee through the date we grant the new options, you will not receive any new options or other compensation in exchange for your tendered options that have been accepted for exchange and cancelled. Subject to the terms and conditions of this Offer, if InfoSpace does not extend the Offer and your options are properly tendered by February 15, 2002, you will be granted new options on August 20, 2002.

2.  Number of Options; Expiration Date

   Subject to the terms and conditions of the Offer, we will exchange all outstanding, unexercised options to purchase InfoSpace common stock with an exercise price of $10.00 or more per share granted under the InfoSpace, Inc. and Saraide Inc. 2000 Stock Plan, Go2Net, Inc. 2000 Stock Option Plan, Go2Net, Inc. 1996 Stock Option Plan, Silicon Investor, Inc. 1996 Stock Plan, WEB21 Stock Option Plan, Authorize.Net Corporation 1999 Stock Incentive Plan, IQC Corporation Option to Purchase Common Stock, SaveSmart, Inc. 1997 Equity Incentive Plan, Saraide.com Inc. 1998 Equity Incentive Plan, INEX Corporation Share Option Plan and InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan and held by Eligible Employees (the "Eligible

Options") that are properly tendered in accordance with Section 4 and not validly withdrawn before the "Expiration Date," as defined below, for a new option we will grant under the InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan (the "1996 Plan").

   We are not accepting partial tenders of Eligible Options, and in order to participate in the Offer you must tender all of your Eligible Options. Therefore, you must tender all of the unexercised shares subject to each of your Eligible Options.

   You are not required to tender any other awards, including grants of restricted stock.

   If your Eligible Options are properly tendered and accepted for exchange, we will grant you (1) a new option to purchase one share of InfoSpace common stock for every ten shares of common stock underlying your Eligible Options (the "Exchange Option") and (2) at the discretion of our board of directors, a new option to purchase a number of shares of our common stock which has been determined in accordance with our compensation policies and practices (the "Compensatory Option"). The Compensatory Option will not necessarily be received by all participating Eligible Employees and, to the extent applicable, it will vary by Eligible Employee. The number of shares underlying your Compensatory Option, if any, will be disclosed to you in your exchange offer summary statement which will be delivered to you no later than January 17, 2002, which is twenty business days prior to the expiration of the Offer. The form of the exchange offer summary statement has been filed as Exhibit (a)(3) to the Schedule TO filed with the Securities and Exchange Commission on January 15, 2002.

   In regard to the Exchange Option, all fractional amounts will be rounded up. For example, assume that you tender Eligible Options to purchase 3,725 shares. 3,725 option shares divided by ten equals 372.5. The Exchange Option grant would be rounded up to 373 shares. The Exchange Option and the Compensatory Option (collectively, the "New Options") will each be subject to the terms of:

   . the 1996 Plan; and

   . a new option agreement between you and InfoSpace.

   Once we have accepted Eligible Options tendered by you, your Eligible Options will be cancelled and you will no longer have any rights under those options. We currently expect to accept all properly tendered Eligible Options promptly following the expiration of the Offer. You have the right to change your election regarding tendered Eligible Options at any time before the expiration of the Offer. If, for any reason, you do not remain an Eligible Employee through the date we grant the New Options, you will not receive any New Options or other compensation in exchange for your tendered Eligible Options that have been accepted for exchange and cancelled. This means that if you resign, with or without a good reason, or die or we terminate your employment for any reason, prior to the date we grant the New Options, you will not receive anything for the Eligible Options that you tendered and we cancelled.

   Options that you do not tender for exchange or that we do not accept for exchange retain their current exercise price and current vesting schedule and remain outstanding until you exercise them or they expire by their terms.

   The term "Expiration Date" means 9 p.m., Pacific Time, on February 15, 2002, unless and until we, in our sole discretion, have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" refers to the latest time and date at which the Offer, as so extended, expires. If you decide to tender your Eligible Options or withdraw your tendered Eligible Options, we must receive, before 9 p.m., Pacific Time, on February 15, 2002 (or such date and time as we may extend the expiration of the Offer), a properly completed and executed Election Form and any other documents required by the Election Form, or as the case may be, a Notice to Change Election from Accept to Reject. This is a one-time offer, and we will strictly enforce the tender offer period and the cut-off time for the Offer. See Section 18 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the Offer.

   We will publish notice or otherwise inform you in writing if we decide to take any of the following actions:

   . increase or decrease the amount of compensation offered for the Eligible
     Options;

   . decrease the number of options eligible to be tendered in the Offer; or

   . increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

   If the Offer is scheduled to expire at any time earlier than the tenth
(10th) business day from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in
Section 18 of this Offer, we will extend the Offer so that the Offer is open at least ten (10) business days following the publication, sending or giving of such notice.

   We will also notify you of any other material change in the information contained in this Offer.

   For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

3.  Purpose of the Offer

   We previously issued the Eligible Options to:

   . provide our employees with additional incentives and to promote the success of our business; and

   . encourage our employees to continue their employment with us.

   Our board of directors has authorized this Offer to provide Eligible Employees an incentive for their continued efforts and dedication. As a company, we are committed to employee ownership because it helps us attract and retain the best and brightest employees. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares (that is, these options are "underwater"). By making this Offer to exchange outstanding Eligible Options for New Options that will have an exercise price equal to the fair market value of the shares on the grant date, we intend to provide our Eligible Employees with the benefit of owning options that over time may have a greater potential to increase in value. However, because we will grant New Options on the first business day that is six months and one day after the date we cancel the Eligible Options accepted for exchange, there is a risk that the New Options may have a higher exercise price than some or all of the cancelled Eligible Options.

   From time to time we engage in strategic transactions with business partners, customers and other third parties. We may engage in transactions in the future with these or other companies which could significantly change our structure, ownership, organization or management or the composition of our board of directors, and which could significantly affect the price of our shares. If we engage in such a transaction or transactions before the date we grant the New Options, our shares could increase (or decrease) in value, and the exercise price of the New Options could be higher (or lower) than the exercise price of options you elect to have cancelled as part of this Offer. For example, if our common stock was acquired in a cash merger, the fair market value of our common stock, and hence the price at which we grant the New Options, would likely be at a price at or near the cash price being paid for our common stock in the transaction, yielding limited or no financial benefit to a recipient of the New Options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering employees might receive new options to purchase shares of a different issuer. As is outlined in
Section 10, the exercise price of any New Options granted to you in return for your tendered Eligible Options will be the fair market value of the underlying shares on the date of grant. You will be at risk of any such increase in our share price before the grant date of the New Options for these or any other reasons.

   If you tender your Eligible Options and they are accepted for exchange and cancelled, we will give you a Promise to Grant Stock Option that is a binding commitment, and we will require that any successor to our company be legally obligated by that commitment.

   Subject to the above, and except as otherwise disclosed in this Offer to Exchange or in our filings with the Securities and Exchange Commission, we presently have no plans or proposals that relate to or would result in:

   . any extraordinary transaction, such as a merger, consolidation, reorganization or liquidation, involving us or any of our subsidiaries;

   . any purchase, sale or transfer of a material amount of our assets or any of our subsidiaries;

   . any material change in our present dividend rate or policy, or our indebtedness or capitalization;

   . any change in our present board of directors or management, including a change in the number or term of directors or to change any executive officer's material terms of employment. We do, however, intend to fill the vacancy on our board of directors that was created when Peter L.S. Currie resigned as a director on January 8, 2002. No nominations have been made for this vacancy and no other vacancies are currently anticipated;

   . any other material change in our corporate structure or business;

   . our common stock being delisted from a national securities exchange or not being authorized for quotation in an automated quotation system operated by a national securities association;

   . our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

   . the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act; or

   . the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities, or any change in charter or bylaws, or any actions which may impede the acquisition of control of us by any person.

   Neither we nor our board of directors makes any recommendation as to whether you should tender or not tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer and to consult your own investment and tax advisors. Bearing the risks of this Offer in mind, you must make your own decision whether or not to tender your options for exchange.

4.  Procedures for Tendering Options

  Proper Tender of Options.

   To validly tender your options through the Offer, you must, in accordance with the terms of the Election Form, properly complete, execute and deliver the Election Form and any other required documents to us via fax (fax # (425) 201-6185), hand delivery or mail to InfoSpace, Inc., Attn: Brent Satterlee, 601 108th Avenue NE, Suite 1200, Bellevue, WA 98004. We must receive all of the required documents before the Expiration Date, 9 p.m., Pacific Time, on February 15, 2002.

   The delivery of all documents, including Election Forms and any Notices to Change Election From Accept to Reject and any other required documents, is at your risk. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your Election Form within three business days prior to the expiration of the Offer and we will send a final confirmation e-mail following the expiration of the Offer to confirm what remaining forms were received. However, these e-mails do not constitute acceptance of the options for exchange. If you have not received such a confirmation of receipt, it is your responsibility to ensure that we have received your Election Form.

  Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

   We will determine, in our sole discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn unless we reject the tendered options under the Offer. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted to all option holders and tenders of options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the Offer period, subject only to an extension which we may grant in our sole discretion.

  Our Acceptance Constitutes an Agreement.

   Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Our acceptance for exchange of your options tendered by you through the Offer will constitute a binding agreement between InfoSpace and you upon the terms and subject to the conditions of the Offer.

   Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly tendered options that have not been validly withdrawn.

5.  Withdrawal Rights and Change of Election

   You may only withdraw your tendered options or change your election in accordance with the provisions of this Section.

   You may withdraw your tendered options at any time before 9 p.m., Pacific Time, on February 15, 2002. If we extend the Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. In addition, if we have not accepted your tendered options for exchange by March 14, 2002, you may withdraw your tendered options at any time after March 14, 2002.

   To validly withdraw tendered options, you must deliver to InfoSpace, Inc.,
Attn: Brent Satterlee via fax (fax # (425) 201-6185), hand delivery or mail, in accordance with the procedures listed in Section 4 above, a signed and dated Notice to Change Election From Accept to Reject, with the required information, while you still have the right to withdraw the tendered options.

   If you first decline to participate in the Offer and then decide to participate, you must deliver a new Election Form to InfoSpace, Inc., Attn:
Brent Satterlee via fax (fax # (425) 201-6185), hand delivery or mail, in accordance with the procedures listed in Section 4 above. If you deliver a new Election Form that is properly signed and dated, it will replace any previously submitted Election Form, which will be disregarded.

   Except as described in the following sentence, the Notice to Change Election From Accept to Reject and any new or amended Election Form must be executed by the Eligible Employee who tendered the options to be withdrawn exactly as the Eligible Employee's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the Notice to Change Election From Accept to Reject or any new or amended Election Form.

   You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer, unless you properly re-tender those options before the Expiration Date by following the procedures described in Section 4.

   Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice to Change Election From Accept to Reject or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of Notices to Change Election From Accept to Reject and new or amended Election Forms. Our determination of these matters will be final and binding.

6.  Acceptance of Options for Exchange and Issuance of New Options

   Upon the terms and conditions of the Offer and promptly following the Expiration Date, if, at our discretion, we accept any Eligible Options tendered pursuant to the Offer, we will accept for exchange and cancel all Eligible Options properly tendered and not validly withdrawn before the Expiration Date. Once the Eligible Options are cancelled, you will no longer have any rights with respect to those Eligible Options. Subject to the terms and conditions of this Offer, if your Eligible Options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance, which we anticipate to be February 19, 2002, and you will be granted New Options on the first business day that is six months and one day after the date we cancel the Eligible Options accepted for exchange. Our board of directors intends to grant the New Options promptly after the date that is at least six months and one day after the date we cancel Eligible Options tendered in this Offer. Thus, subject to the terms and conditions of this Offer, if your Eligible Options are properly tendered by February 15, 2002, the scheduled Expiration Date of the Offer, and accepted for exchange and cancelled on February 19, 2002, we expect that you will be granted the New Options on August 20, 2002. If we accept and cancel Eligible Options properly tendered for exchange after February 19, 2002, the period in which the New Options will be granted will be similarly delayed. Promptly after the Expiration Date and the date we accept and cancel Eligible Options tendered for exchange, we will issue to you a Promise to Grant Stock Option, by which we will commit to grant the New Options to you on a date no earlier than August 20, 2002, provided that you remain an Eligible Employee on the date on which the grant of the New Option is made.

   If we accept the Eligible Options that you tender in the Offer, you will not be granted any other options until the grant date of your New Options at the earliest. We will defer the grant to you of other options to avoid incurring compensation expense against our earnings because of accounting rules that could apply to interim option grants as a result of the Offer. If, for any reason, you are not an Eligible Employee through the date we grant the New Options, you will not receive any New Options or other compensation in exchange for your tendered Eligible Options which have been cancelled pursuant to this Offer. In addition, besides the New Options, we do not anticipate any other broad-based or company-wide option grant programs in 2002 in connection with performance reviews or otherwise.

   We are not accepting partial tenders of Eligible Options, and in order to participate in the Offer you must tender all of your Eligible Options. Therefore, you must tender all of the unexercised shares subject to each of your Eligible Options. You are not required to tender any other awards, including grants of restricted stock.

   For purposes of the Offer, we will be deemed to have accepted for exchange Eligible Options that are validly tendered and not properly withdrawn, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options, which notice may be made by press release, inter-office memorandum or e-mail. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly following the Expiration Date all properly tendered Eligible Options that are not validly withdrawn. We will send a Promise to Grant Stock Option to each option holder from whom we accept properly tendered Eligible Options.

7.  Conditions of the Offer

   Notwithstanding any other provision of the Offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after January 15, 2002, and prior to the Expiration Date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of options tendered for exchange:

   . there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the tendered options pursuant to the Offer, or the issuance of new options, or otherwise relates in any manner to the Offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair (such as by increasing the accounting or other costs of the Offer to InfoSpace) the contemplated benefits of the Offer to InfoSpace where the "contemplated benefits" include the opportunity for us to align employee and stockholder interests and offer Eligible Employees a valuable incentive to stay with InfoSpace and to achieve high levels of performance;

   . there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or InfoSpace, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

      (a) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the Offer or that otherwise relates in any manner to the Offer;

      (b) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

      (c) materially impair (such as by increasing the accounting or other costs of the Offer to InfoSpace) the contemplated benefits, as described above, of the Offer to InfoSpace; or

      (d) materially and adversely affect InfoSpace's business, condition, income, operations or prospects or materially impair the contemplated benefits, as described above, of the Offer to InfoSpace;

   . a tender or exchange offer for some or all of our shares, or a merger or acquisition proposal for InfoSpace, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;


   . any change or changes shall have occurred in InfoSpace's business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is material and adverse to InfoSpace or materially impairs the contemplated benefits, as described above, of the Offer to InfoSpace such as a substantial loss of our market share, the determination that one or more of the business units on which we rely is no longer viable, the sale or proposed sale of a substantial amount of assets, the recognition of a significant impairment of assets, bankruptcy proceedings or dissolution;


   . any general suspension of trading in, or limitation on prices for, securities on any national securities exchange, the Nasdaq stock market or the over-the-counter market; or

   . any actual or anticipated change in the United States generally accepted accounting principles or tax code which could materially and adversely affect the manner in which we are required for financial accounting purposes to account for the Offer.

   The conditions of the Offer are for InfoSpace's benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our sole discretion, whether or not we waive any other condition of the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.  Source and Amount of Consideration.

  Consideration.

   We will issue the New Options under our 1996 Plan in exchange for Eligible Options that are properly tendered and accepted for exchange by us. We will grant each Eligible Employee who properly tenders their Eligible Options (1) a new option to purchase one share of common stock for every ten shares of common stock underlying his or her Eligible Options (the "Exchange Option") and (2) at the discretion of our board of directors, a new option to purchase a number of shares of our common stock which has been determined in accordance with our compensation policies and practices (the "Compensatory Option"). The Compensatory Option will not necessarily be received by all participating Eligible Employee and, to the extent applicable, it will vary by Eligible Employee. The number of shares underlying your Compensatory Option, if any, will be disclosed to you in your exchange offer summary statement which will be delivered to you no later than January 17, 2002, which is twenty business days prior to the expiration of the Offer. The form of the exchange offer summary statement has been filed as Exhibit (a)(3) to the Schedule TO filed with the Securities and Exchange Commission on January 15, 2002.

   Assuming that all of the Eligible Options are tendered for exchange, we would issue New Options to purchase up to 3,500,000 shares, which includes approximately 1,500,000 shares for issuance under the Exchange Options and approximately 2,000,000 shares for issuance under the Compensatory Options. The total shares underlying options which could be issued in the exchange would represent approximately 1% of our total shares outstanding following the issuance.

9.  Effect of a Change of Control Prior to the Granting of New Options.

   If we are acquired or involved in a similar transaction before the New Options are granted, we would require the surviving corporation to assume our obligation to grant new options. The Promise to Grant Stock Option that we will give you is a binding commitment, and we will require any successor to our company to be legally bound by that commitment. The new options would still be granted on the new grant date, but they would be options to purchase the shares of the surviving corporation. The exercise price would be equal to the fair market value of the surviving company's stock on the date of grant.

   You should be aware that these types of transactions could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering Eligible Employees might be deprived of any further price appreciation in the shares associated with the New Options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the New Options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the New Options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering Eligible Employees might receive New Options to purchase shares of a different issuer.

10.  Terms of New Options.

   The New Options will be granted under the InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan (the "1996 Plan"). A new stock option agreement will be entered into between InfoSpace and each Eligible Employee who has tendered options in the Offer for each New Option granted. The form of option agreement related to our 1996 Plan has been filed as Exhibit (d)(1) to the Schedule TO filed with the Securities and

Exchange Commission on January 15, 2002. The terms and conditions of the New Options may vary from the terms and conditions of the Eligible Options tendered for exchange.

   All New Options granted in exchange for Eligible Options will be nonstatutory stock options ("NSOs"), regardless of whether you tender Eligible Options that are incentive stock options or nonstatutory stock options. You should refer to Section 17 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences relating to the New Options. The following description summarizes the material terms of the 1996 Plan and the options granted thereunder.

  General.

   The maximum number of shares currently reserved for issuance through the exercise of options granted under the 1996 Plan is approximately 54,000,000. As of January 11, 2002, 15,139,863 shares are available for grant under the 1996 Plan.

  Administration.

   The 1996 Plan is administered by the board of directors or a committee appointed by the board of directors (the "Administrator"). Subject to the other provisions of the 1996 Plan, the Administrator has the power to determine the terms and conditions of the options granted, including the fair market value of the shares, the number of shares subject to the option and the exercisability of the options.

  Term.

   Your new option will expire ten years from the date of grant.

  Termination.

   The termination of your option under the circumstances specified in this section will result in the termination of your interests in the 1996 Plan.

   The unvested portion of your option will terminate automatically upon your termination of employment or service relationship with us whether voluntary or involuntary. The vested portion of your option will terminate automatically and without further notice on the earliest of the following dates:

   . three months after termination of your employment or service relationship with us for any reason other than disability or death;

   . one year after termination of your employment or service relationship with us by reason of disability or death;

   . ten days after termination of your employment with us for "Cause" as it is defined in your option agreement; or

   . the expiration date of your option.

  Exercise Price.

   The Administrator determines the exercise price at the time the option is granted. For all Eligible Employees, the exercise price per share of the New Options will be 100% of the fair market value on the date of grant, as determined by the closing price of our common stock reported by the Nasdaq National Market for the date of grant.

  Vesting and Exercise.

   Each New Option granted pursuant to the Offer will vest as follows: 25% of the shares subject to the New Option will be vested on the date that the New Option is granted and the remaining 75% of the New Option will vest in equal monthly installments over a three (3) year period beginning on the date that is one month after the date that the New Option is granted, subject to your continued active full-time (40 hours or more per week) employment through each such vesting date.

   Notwithstanding the foregoing, in the event of any "corporate transaction," as it is defined in the 1996 Plan, 25% of the unvested shares subject to your New Option would vest immediately prior to the corporate transaction. If, in connection with the corporate transaction, the successor corporation does not assume or substitute your New Option, your New Option shall first accelerate vesting by 25%, and then to the extent unexercised and/or unvested, terminate upon the effective date of the corporate transaction.

   Unless otherwise provided by the Administrator, your options will cease vesting during the time you are on a leave of absence and such vesting will not resume until the date you return to work.

  Payment of Exercise Price.

   You may exercise your options, in whole or in part, by delivery of a written notice to us together with a share subscription or purchase form which is accompanied by payment in full of the eligible exercise price. The permissible methods of payment of the option exercise price are determined by the Administrator and may include the following:

   . cash;

   . check;

   . other shares which, in the case of shares acquired directly or indirectly from us, (a) have been owned by you for more than six (6) months (or any shorter period necessary for us to avoid a charge to our earnings for financial reporting purposes) on the date of surrender, and (b) have a fair market value on the date of surrender equal to the aggregate exercise price of the shares as to which said option shall be exercised;

   . consideration received pursuant to a cashless exercise program adopted by us in connection with the 1996 Plan;

   . a combination of the foregoing methods; or

   . such other consideration as the Administrator shall permit.

  Adjustments Upon Certain Events.

   In the event of any merger, reorganization, consolidation, recapitalization, stock split, stock dividend, or other change in our capital structure, the Administrator will adjust the price of each option and the number of shares subject to each option in such manner as the Administrator determines to be appropriate in order to preserve (but not increase), the benefit of the option to the employee.

  Termination of Employment.

   If, for any reason, you are not an Eligible Employee of InfoSpace or one of our subsidiaries from the date you tender Eligible Options through the date we grant the New Options, you will not receive any New Options or any other compensation in exchange for your tendered Eligible Options that have been accepted for exchange. This means that if you resign, with or without good reason, or die, or we terminate your employment, with or without cause, before the date we grant the New Options, you will not receive anything for the Eligible Options that you tendered and, because we will have cancelled the Eligible Options that you tendered, we will not be able to return your Eligible Options to you.

  Transferability of Options.

   New Options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during your lifetime, only by you.

  Registration of Option Shares.

   Approximately 54,000,000 shares of common stock issuable upon exercise of options under the 1996 Plan have been registered under the Securities Act of 1933 on registration statements on Form S-8 filed with the Securities Exchange Commission. All the shares issuable upon exercise of all New Options to be granted pursuant to the Offer will be registered under the Securities Act of 1933. Unless you are an affiliate (as defined in the Securities Act of 1933), you generally will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws.

  U.S. Federal Income Tax Consequences.

   You should refer to Section 17 of this Offer to Exchange for a discussion of the material U.S. federal income tax consequences relating to the New Options, and the Eligible Options tendered for exchange, as well as the consequences of accepting or rejecting the New Options under this Offer to Exchange. We recommend that you consult with your own tax advisor to determine the tax consequences of this transaction to you.

   Our statements in this Offer to Exchange concerning the 1996 Plan and the New Options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the 1996 Plan and the applicable form of option agreement thereunder. Please contact Brent Satterlee by telephone ((425) 709-8008) or email (eo@infospace.com), to receive a copy of the 1996 Plan and the form of option agreements thereunder. We will promptly furnish you copies of these documents at our expense.

11.  Information Concerning InfoSpace

   Our principal executive offices are located at 601 108th Avenue NE, Suite 1200, Bellevue, Washington 98004, and our telephone number is (425) 201-6100.

   InfoSpace, Inc. provides wireless and Internet software and application services. We distribute our products and services on multiple platforms, including PCs and non-PC devices which use ground wire Internet connections (or wireline devices) and wireless devices such as cell phones, pagers and personal digital assistants.

12.  Financial Information

   The following tables set forth selected financial and operating data of InfoSpace. The selected audited historical statement of operations data for the years ended December 31, 1999 and December 31, 2000 and the selected audited historical balance sheet data as of December 31, 1999 and December 31, 2000 have been derived from the financial statements included in our annual report on Form 10-K for the year ended December 31, 2000. The selected historical statement of operations data for the nine months ended September 30, 2000 and September 30, 2001, and the selected historical balance sheet data as of September 30, 2001, which are included in our quarterly report on Form 10-Q for the quarter ended September 30, 2001, are unaudited, but include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The information presented below should be read together with our financial statements and related notes. We have presented the following data in thousands, except per share amounts.

                                INFOSPACE, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                   (Amounts in thousands, except share data)

                                                           December 31,     September 30,
                                                        ------------------- -------------
                                                           2000      1999       2001
                                                        ---------- -------- -------------
                                                                             (unaudited)
                        ASSETS
Current assets:
   Cash and cash equivalents........................... $  370,148 $414,661   $227,544
   Accounts receivable, net............................     33,881   13,551     18,082
   Other current assets................................     36,812   29,352     43,823
                                                        ---------- --------   --------
       Total current assets............................    440,841  457,564    289,449
Long-term and other investments........................    154,025  222,761    143,662
Property and equipment, net, and other long-term assets     56,212   13,924     43,417
Intangible assets, net.................................    621,032  259,670    460,945
                                                        ---------- --------   --------
       Total assets.................................... $1,272,110 $953,919   $937,473
                                                        ========== ========   ========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities.................................... $   73,966 $ 39,267   $ 49,592
Minority interest......................................     21,599       --         --
Other noncurrent liabilities...........................      7,973    5,632      7,324
Stockholders' equity...................................  1,168,572  909,020    880,557
                                                        ---------- --------   --------
       Total liabilities and stockholders' equity...... $1,272,110 $953,919   $937,473
                                                        ========== ========   ========

                                INFOSPACE, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                           AND COMPREHENSIVE INCOME
                   (Amounts in thousands, except share data)

                                                                   Years Ended        Nine Months Ended
                                                                  December 31,          September 30,
                                                              --------------------  --------------------
                                                                2000       1999       2001       2000
                                                              ---------  ---------  ---------  ---------
                                                                                         (unaudited)
Revenues (includes related party revenues of $32,095, $2,921,
  $12,889 and $17,462........................................ $ 214,530  $  71,980  $ 130,558  $ 149,068
Cost of revenues.............................................    35,627     13,472     31,795     24,536
                                                              ---------  ---------  ---------  ---------
   Gross profit..............................................   178,903     58,508     98,763    124,532
Total operating expense......................................   492,855    161,052    420,756    330,589
                                                              ---------  ---------  ---------  ---------
   Loss from operations......................................  (313,952)  (102,544)  (321,993)  (206,507)
Other income, net............................................    27,682     22,342     14,327     21,831
Gain (loss) on investments, net..............................     9,222         --    (88,468)     8,474
                                                              ---------  ---------  ---------  ---------
   Loss from operations before income tax expense,
     minority interest, cumulative effect of change in
     accounting principle and preferred stock dividend.......  (277,048)   (80,202)  (396,134)  (175,752)
Income tax expense...........................................      (137)                 (744)       (86)
Minority interest............................................    (3,171)        --         --     (4,244)
                                                              ---------  ---------  ---------  ---------
   Loss from operations before cumulative effect of change
     in accounting principle and preferred stock dividend....  (280,356)   (80,202)  (396,878)  (180,082)
Cumulative effect of change in accounting principle..........    (2,056)        --     (3,171)    (2,055)
                                                              ---------  ---------  ---------  ---------
   Net loss.................................................. $(282,412) $ (80,202) $(400,049) $(182,137)
                                                              =========  =========  =========  =========
Preferred stock dividend.....................................        --   (159,931)        --         --
                                                              ---------  ---------  ---------  ---------
Net loss applicable to common stockholders................... $(282,412) $(240,133) $(400,049) $(182,137)
                                                              =========  =========  =========  =========
Basic and diluted net loss per share:
   Loss per share before accounting change................... $   (0.92) $   (0.93) $   (1.23) $   (0.60)
   Accounting change.........................................     (0.01)        --      (0.01)     (0.01)
                                                              ---------  ---------  ---------  ---------
   Loss per share............................................ $   (0.93) $   (0.93) $   (1.24) $   (0.61)
                                                              =========  =========  =========  =========
Shares used in computing diluted net loss per share..........   304,480    257,752    323,006    300,847
                                                              =========  =========  =========  =========
Other comprehensive income:
Net loss applicable to common stockholders................... $(282,412) $(240,133) $(400,049) $(182,137)
   Foreign currency translation adjustment...................      (316)        36       (545)      (229)
   Unrealized gain (loss) on equity investments..............   (95,279)    79,570     12,969    (67,130)
                                                              ---------  ---------  ---------  ---------
Comprehensive income......................................... $(378,007) $(160,527) $(387,625) $(249,496)
                                                              =========  =========  =========  =========

   The financial information in the following documents is incorporated herein by reference:

   . Our annual report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the SEC on April 2, 2001;

   . Our quarterly report on Form 10-Q for the quarter ended March 31, 2001, as filed with the SEC on May 15, 2001;

   . Our quarterly report on Form 10-Q for the quarter ended June 30, 2001, as filed with the SEC on August 13, 2001; and

   . Our quarterly report on Form 10-Q for the quarter ended September 30, 2001, as filed with the SEC on November 9, 2001.

   For a copy of our audited financial statements for the two fiscal years ended December 31, 2000 and December 31, 1999, as filed with the SEC, please see the Form 10-K for the fiscal year ended December 31, 2000.

   For our most recent unaudited balance sheet, unaudited comparative year-to-date income statements and related earnings per share data, unaudited statements of cash flows and unaudited comprehensive income, as filed with the SEC, please see the Form 10-Q for the quarter ended September 30, 2001.

   As of September 30, 2001, InfoSpace's book value per share was $2.90.

   SEE SECTION 20 FOR INSTRUCTIONS ON HOW YOU CAN OBTAIN COPIES OF OUR SEC FILINGS AND COPIES OF THE FINANCIAL STATEMENTS REFERENCED ABOVE.

13.  Price Range of Shares Underlying the Options.

   The shares underlying your options are currently traded on the Nasdaq National Market under the symbol "INSP." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market, as adjusted for stock dividends and stock splits.

                                                   High      Low
                                                 --------- --------
            Fiscal Year 2001:
               Quarter ended March 31, 2001..... $  9.8750 $ 2.0625
               Quarter ended June 30, 2001......    5.6500   1.5625
               Quarter ended September 30, 2001.    3.7900   1.0600
               Quarter ended December 31, 2001..    2.7500   1.3200
            Fiscal Year 2000:
               Quarter ended March 31, 2000..... $138.5000 $40.2500
               Quarter ended June 30, 2000......   78.2500  37.1250
               Quarter ended September 30, 2000.   60.0000  25.5000
               Quarter ended December 31, 2000..   31.3125   5.4375
            Fiscal Year 1999:
               Quarter ended March 31, 1999..... $ 12.4063 $ 3.5625
               Quarter ended June 30, 1999......   18.1563   8.8125
               Quarter ended September 30, 1999.   14.7345   9.2188
               Quarter ended December 31, 1999..   54.2500   9.6875

   As of January 11, 2002, the last reported sale price during regular trading hours of our common stock, as reported by the Nasdaq National market, was $2.68 per share.

   WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

14. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

   A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. Based upon the eligibility requirements for participation in the Offer, none of our directors, executive officers or principal stockholders are eligible to participate in the Offer. Accordingly, none of our directors, executive officers or principal stockholders have any interest in any Eligible Options.

15. Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer.

   Options we acquire through the Offer will be cancelled and the shares subject to those options will be returned to the applicable pool of shares available for grants under the plans pursuant to which they were originally granted (other than the Go2Net, Inc. 2000 Stock Option Plan, Go2Net, Inc. 1996 Stock Option Plan, Silicon Investor, Inc. 1996 Stock Plan, WEB21 Stock Option Plan, Authorize.Net Corporation 1999 Stock Incentive Plan, IQC Corporation Option to Purchase Common Stock, SaveSmart, Inc. 1997 Equity Incentive Plan, Saraide.com Inc. 1998 Equity Incentive Plan and INEX Corporation Share Option
Plan). To the extent these shares are not reserved for issuance upon exercise of the New Options to be granted in connection with the Offer, the shares will be available for future awards to employees and other eligible plan participants under such plans without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

   We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the Offer because:

   . we will grant the New Options no earlier than the first business day that is six months and one day after the date that we accept and cancel the Eligible Options tendered for exchange, and

   . the exercise price of all the New Options will equal the market value of the shares of common stock on the date we grant the New Options.

   If we were to grant the New Options on any date that is earlier than six months and one day after the date we cancel the Eligible Options accepted for exchange, we would be subject to onerous accounting charges. We would be required for financial reporting purposes to treat the New Options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in our share price as a compensation expense for the New Options issued under this Offer. We would have to continue this variable accounting for these New Options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the New Options for six months and one day, we believe we will not have to treat the New Options as variable awards.

16.  Legal Matters; Regulatory Approvals.

   We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7.

   If we are prohibited by applicable laws or regulations from granting new options during the period beginning immediately after the day that is six months and one day from the date that we cancel the options accepted for exchange, in which period we currently expect to grant the new options, we will not grant any new options. Such a prohibition could result from changes in foreign or domestic laws, SEC rules, regulations or policies or Nasdaq National Market listing requirements. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period we will not grant any new options and you will not get any other compensation for the options you tendered. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution.

17.  Material U.S. Federal Income Tax Consequences.

   The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

   Eligible Employees who exchange outstanding Eligible Options for New Options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. We advise all Eligible Employees considering exchanging their Eligible Options to meet with their own tax advisors with respect to the federal, state, and local tax consequences of participating in the Offer.

  Incentive Stock Options.

   The following discussion regarding incentive stock options ("ISO") is presented to help Eligible Employees compare the different tax consequences of ISOs and nonstatutory stock options ("NSO"). If you tender Eligible Options and we accept them for exchange, your New Option will qualify as an NSO, even if the Eligible Options that you tendered were ISOs.

   In general, an option holder will not realize taxable income upon the exercise of an ISO. However, an option holder's alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. If an option holder sells the option shares acquired upon exercise of an ISO in a qualifying disposition, any excess of the sale price of the option shares, over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale. In this event we will not be entitled to any tax deduction. The disposition of the option shares is qualifying if it is made:

   . more than two years after the date the ISO was granted, and

   . more than one year after the date the ISO was exercised.

   If you dispose of the shares before either holding period, the lesser of (i) the excess of the fair market value of the shares at the date of exercise over the exercise price, or (ii) the excess of the fair market value at the time of disposition over the exercise price, will be taxable income to you at the time of the disposition. Any additional gain or loss, if any, will be long-term gain or short-term capital gain or loss, depending upon whether or not the shares were sold more than one year after the option was exercised. We will be entitled to a tax deduction equal to the amount of any income you recognize upon a disqualifying disposition.

   You should note that there is a risk that any ISO you hold may be affected, even if you do not participate in the option exchange program. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your ISO (and sales of shares acquired upon exercise of such options) if you do not participate in the option exchange program.

   However, the IRS may characterize the option exchange program as a "modification" of those ISOs, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of the ISO that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings issued by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We, therefore, do not know if the IRS will assert the position that our option exchange program constitutes a "modification" of ISOs that can be tendered. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your ISO shares prior to the lapse of the new extended holding period, your ISO could be taxed similarly to an NSO.

  Nonstatutory Stock Options.

   Under current law, an option holder will not realize taxable income upon the grant of an NSO. However, when an option holder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder and is subject to withholding if the option holder is an employee.

   We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

   We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the Offer.

18.   Extension of Offer; Termination; Amendment

   We expressly reserve the right, in our sole discretion, at any time and from time to time, and if any event listed in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders or making a public announcement thereof.

   We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date to terminate or amend the Offer and to postpone our acceptance and cancellation of any options tendered for exchange, if any event listed in Section 7 has occurred or is deemed by us to have occurred, by giving oral or written notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act of 1934, which requires that we must pay the compensation offered or return the options tendered promptly after termination or withdrawal of a tender offer.

   Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any event listed in Section 7 has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the compensation offered in the Offer to option holders or by decreasing or increasing the number of options being sought in the Offer.

   Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 6:00 a.m., Pacific Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made through the Offer will be disseminated promptly to option holders in a manner reasonably designated to inform you of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement.

   If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

   If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

   . increase or decrease the amount of compensation offered for the Eligible
     Options;

   . decrease the number of options eligible to be tendered in the Offer; or

   . increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

   If the Offer is scheduled to expire at any time earlier than the tenth
(10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section, we will extend the Offer so that the Offer is open at least ten (10) business days following the publication, sending or giving of notice.

   For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

19.  Fees and Expenses

   We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer.

20.  Additional Information

   This Offer is part of a Tender Offer Statement on Schedule TO that we have filed with the Securities and Exchange Commission. This Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

      1. InfoSpace's annual report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on April 2, 2001;

      2. InfoSpace's quarterly report on Form 10-Q for the quarter ended March 31, 2001, filed with the SEC on May 15, 2001;

      3. InfoSpace's quarterly report on Form 10-Q for the quarter ended June 30, 2001, filed with the SEC on August 13, 2001; and

      4. InfoSpace's quarterly report on Form 10-Q for the quarter ended September 30, 2001, filed with the SEC on November 9, 2001;

   These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference room:

                            450 Fifth Street, N.W.
                                   Room 1024
                            Washington, D.C. 20549

   You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

   Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

   Our common stock is quoted on the Nasdaq National Market under the symbol "INSP" and our SEC filings can be read at the following Nasdaq National Market address:

                               Nasdaq Operations
                              1735 K Street, N.W.
                            Washington, D.C. 20006

   Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by:

   . writing to us at InfoSpace, Inc., 601 108th Avenue NE, Suite 1200,
     Bellevue, Washington 98004 Attention: Brent Satterlee;

   . e-mailing the Exchange Offer Hotline at eo@infospace.com; or

   . telephoning the Exchange Offer Hotline at (425) 709-8008.

   As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

   The information contained in this Offer to Exchange about InfoSpace should be read together with the information contained in the documents to which we have referred you.

21.  Miscellaneous

   We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

   This Offer to Exchange and our SEC reports referred to above include "forward-looking statements." When used in this Offer to Exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to InfoSpace or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC, including our annual report for the year ended December 31, 2000, on Form 10-K filed on April 2, 2001, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to:

   . We have a history of losses and expect to continue to incur significant operating losses, and we may never be profitable.

   . We have relatively limited operating history, which makes it difficult to evaluate our future prospects.

   . Our financial results are likely to continue to fluctuate, which could cause our stock price to be volatile or decline.

   . Our stock price has been and is likely to continue to be highly volatile.

   . If we are unable to diversify our revenue base, a significant portion of our revenues will continue to be derived from wireline consumer services, which could weaken our financial position.

   . Our financial and operating results will suffer if we are unsuccessful at integrating acquired businesses.

   . Our future earnings could be negatively affected by significant charges resulting from the impairment in the value of acquired assets.

   . Our revenues are attributable to a small number of customers, the loss of any one of which could harm our financial results.

   . We depend on third parties for content, and the loss of access to this content could cause us to reduce our product offerings to customers.

   . Unless we are able to hire, retain and motivate highly qualified employees, we will be unable to execute our business strategy.

   . Our historical and future expansion in personnel and facilities will continue to significantly strain our management, operational and financial resources.

   . Our expansion into international markets may not be successful and may expose us to risks that could harm our business.

   . We have implemented anti-takeover provisions that could make it more difficult to acquire us.

   . Our systems could fail or become unavailable, which would harm our reputation, result in a loss of current and potential customers and could cause us to breach existing agreements.

   . We rely heavily on our proprietary technology, but we may be unable to adequately protect or enforce our intellectual property rights thus weakening our competitive position and negatively impacting our financial results.

   . Intense competition in the wireline, wireless and broadband markets could prevent us from entering those markets or cause us to lose market share.

   . We rely on the Internet infrastructure, and its continued commercial viability, over which we have no control and the failure of which could substantially undermine our business strategy.

   We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your options through the Offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this document, the memorandum from Naveen Jain dated January 15, 2002, your exchange offer summary statement which you will receive by January 17, 2002, the Election Form and the Notice to Change Election from Accept to Reject. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                                          INFOSPACE, INC.

January 15, 2002

                                  SCHEDULE A

                   INFORMATION CONCERNING THE DIRECTORS AND
                     EXECUTIVE OFFICERS OF INFOSPACE, INC.

   The directors and executive officers of InfoSpace, Inc. and their positions and offices as of January 11, 2002, are set forth in the following table:

           Name                        Position andOffices Held
           ----            ------------------------------------------------
Naveen Jain............... Chairman and Chief Executive Officer
Edmund O. Belsheim, Jr.... President, Chief Operating Officer and Director
Tammy D. Halstead......... Chief Financial Officer
Rasipuram ("Russ") V. Arun Executive Vice President and Chief Technology
                           Officer
York Baur................. Executive Vice President, Wireline and Broadband
Jan E. Claesson........... Executive Vice President, Wireless
Prakash Kondepudi......... Executive Vice President, Merchant
John E. Cunningham, IV.... Director
Richard D. Hearney........ Director
Rufus W. Lumry, III....... Director
William D. Savoy.......... Director
Lewis M. Taffer........... Director

   The address of each director and executive officer is: c/o InfoSpace, Inc., 601 108th Avenue NE, Suite 1200, Bellevue, WA 98004.